Exhibit 99.1

News Release

www.nortel.com

FOR IMMEDIATE RELEASE
August 3, 2006

For more information:

Media	Investors
Jay Barta	(888) 901-7286
972-685-2381	(905) 863-6049
jbarta@nortel.com	investor@nortel.com
Nortel Reports Results for the Second Quarter 2006
•	Q2 revenues of $2.74 billion, up 5 percent year over year

•	Q2 net earnings of $366 million, $0.08 per common share on a diluted basis *

•	Q2 cash balance of $1.90 billion
TORONTO — Nortel Networks** Corporation [NYSE/TSX: NT] today announced that it and its principal operating subsidiary Nortel Networks Limited (NNL) have reported their unaudited financial results for the second quarter of 2006 prepared in accordance with accounting principles generally accepted in the United States. All dollar amounts included are in U.S. dollars.
Second Quarter 2006 Results
Revenues were $2.74 billion for the second quarter of 2006 compared to $2.62 billion for the second quarter of 2005 and $2.38 billion for the first quarter of 2006. The Company reported net earnings in the second quarter of 2006 of $366 million, or $0.08 per common share on a diluted basis, compared to a net loss of $33 million, or ($0.01) per common share on a diluted basis, in the second quarter of 2005 and a net loss of $167 million, or ($0.04) per common share on a diluted basis, in the first quarter of 2006.
Net earnings in the second quarter of 2006 included a shareholder litigation recovery of $510 million reflecting a mark-to-market adjustment of the share portion of the global class action settlement, special charges of $45 million for restructuring and a loss of $10 million on the sale of assets. Net loss in the second quarter of 2005 included special charges of $92 million related to restructuring activities and $11 million of costs related to the sale of businesses and assets. Net loss in the first quarter of 2006 included a benefit of $35 million in gains on the sale of businesses and assets and a shareholder litigation expense of $19 million reflecting a mark-to-market adjustment.
“Our second quarter performance underscores both the challenges and good progress we are making with Nortel’s transformation. On the plus side we saw strong order growth of 22% and increased sales momentum but gross margin was up only modestly and not at the 40% target we have set for ourselves,” said Mike Zafirovski, president and chief executive officer, Nortel. “We remain intensely focused on delivering improved financial performance and there’s solid traction on significant business transformation initiatives including the go-to-market supporting our Enterprise business, the development of our Services business, our strategic alliance with Microsoft, and across the board cost management programs. Together, these efforts are enabling us to deliver greater customer value and substantially enhance Nortel’s competitiveness.”

* Q2 net earnings of $366 million included a shareholder litigation recovery of $510 million reflecting a mark-to-market adjustment of the share portion of the global class action settlement

Breakdown of Second Quarter 2006 Revenues
Mobility and Converged Core Networks revenues were $1.59 billion, an increase of 7 percent compared with the year-ago quarter and an increase of 12 percent sequentially. Enterprise Solutions and Packet Networks revenues were $1.07 billion, a decrease of 1 percent compared with the year-ago quarter and an increase of 23 percent sequentially. Deferred revenues decreased sequentially by $14 million and backlog increased by approximately $194 million.
Gross margin
Gross margin was 39 percent of revenue in the second quarter of 2006, primarily impacted by geographic and product mix, and competitive pricing pressures. This compares to gross margin of 43 percent for the second quarter of 2005 and 38 percent for the first quarter of 2006. Compared to the second quarter of 2005, gross margin was impacted primarily by pricing pressures and unfavourable product mix, which was partially offset by higher sales volumes.
Selling, general and administrative (SG&A)
SG&A expenses were $596 million in the second quarter of 2006, reflecting incremental costs related to our acquisition of PEC and the LG-Nortel joint venture and unfavorable foreign exchange impacts, offset by cost containment initiatives. This compares to SG&A expenses of $588 million for the second quarter of 2005, and $595 million for the first quarter of 2006.
Research and development (R&D)
R&D expenses were $489 million in the second quarter of 2006, reflecting increased investment in targeted product areas, the consolidation of the LG-Nortel joint venture and unfavorable foreign exchange impacts, offset by the favorable impact of the savings associated with our 2004 restructuring program. This compares to $488 million for the second quarter of 2005 and $478 million for the first quarter of 2006.
Special Charges
Special charges in the second quarter of 2006 of $45 million included $43 million for the restructuring program announced June 27, 2006.
Other income (expense) — net
Other income (expense) — net was net income of $51 million for the second quarter of 2006, which primarily related to investment income of $29 million and foreign exchange gains of $16 million.
Cash
Cash balance at the end of the second quarter of 2006 was $1.90 billion, down from $2.70 billion at the end of the first quarter of 2006. This decrease in cash was primarily driven by an outflow of $580 million ($575 million plus accrued interest of $5 million) deposited into escrow on June 1, 2006 pursuant to the global class action settlement (pending satisfactory completion of all conditions) and $150 million for the repayment at maturity of the outstanding aggregate principal amount of the 7.40% Notes due June 15, 2006 and a cash outflow from operations of $108 million, partially offset by cash proceeds of $70 million related to the Flextronics transfer.
On July 5, 2006, Nortel announced the closing of the offering of $2 billion aggregate principal amount of senior notes and that it has used $1.3 billion of the proceeds to prepay the $1.3 billion one-year credit facility that it entered into in February 2006.
First Half 2006 Results
For the first half of 2006, revenues were $5.13 billion compared to $5.01 billion for the same period in 2005. The Company reported net earnings for the first half of 2006 of $199 million, or $0.05 per common share on a diluted basis, compared to a net loss of $137 million, or ($0.03) per common share on a diluted basis, for the same period in 2005.
Net earnings in the first half of 2006 included a shareholder litigation recovery of $491 million reflecting a mark-to-market adjustment of the share portion of the global class action settlement, special charges of $50 million related to restructuring activities and a benefit of $25 million related to the sale of businesses and assets. The first half 2005 results included special charges of $106 million related to restructuring activities and $33 million of costs related to the sale of businesses and assets.
Outlook (a)
Commenting on the Company’s financial expectations, Peter Currie, executive vice president and chief financial officer, Nortel, said, “For the full year 2006, we continue to expect strong revenue momentum for the rest of 2006, resulting in high single digit growth for the full year 2006 compared to 2005, gross margin to be around 40% as a percentage of revenue and operating expenses to be flat to up slightly from 2005, with foreign exchange and growth related expenses offsetting productivity and efficiencies. For the third quarter of 2006, we expect revenue growth in excess of 10 percent compared to the third quarter of 2005 and gross margin and operating expenses to be in-line with our full year guidance.”
(a) The Company’s financial outlook contains forward-looking information and as such, is based on certain assumptions, and is subject to important risk factors and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.
Recent Business Highlights
New Strategic Relationships
Nortel and Microsoft announced a strategic alliance to accelerate the transformation of business communications towards a shared vision for unified communications. The agreement engages the companies at the technology, marketing and business levels and includes joint product development, solutions and systems integration, and go-to-market initiatives.
Liberty Global, the world’s leading international cable operator, has signed a 3-year global purchase agreement with Nortel for cable VoIP and optical solutions and services. With this agreement, Nortel is now an approved vendor across Liberty Global’s cable subsidiaries that serve 15 million customers in 18 countries around the world.
Nortel Government Solutions has teamed up with NextiraOne Federal to work together to propose joint solutions for the U.S. Army Infrastructure Modernization program (IMOD). NextiraOne Federal, an authorized Nortel reseller, was awarded one of 10 Indefinite Delivery/Indefinite Quantity contracts to provide converged voice and data solutions for bases worldwide under the U.S. Army IMOD program. In addition, Fortress Technologies and Nortel Government Solutions have formed a strategic relationship to provide government agencies worldwide with a joint solution for secure wireless voice, video and data networking.
Revenue Momentum
Nortel’s enterprise customer momentum has resulted in new customers such as: Hong Kong Exchanges and Clearing Ltd., one of Asia’s largest international stock exchanges, China’s University of Petroleum to improve communications and ensure easy online access to advanced learning resources for 40,000 students, Israel’s Migdal Insurance and Financial Holdings Ltd., Macquarie University in Australia for a network security solution from Nortel, and Langham Hotel Hong Kong for IP phone systems.
The Bahamas Telecommunications Company Ltd. (BTC), the primary telecom operator in the Bahamas will deploy network enhancements to extend the availability of next-generation, voice, data and multimedia services with Nortel GSM/GPRS wireless technology. The GSM/GPRS solution from Nortel will enable BTC to achieve operational efficiencies through reduced network complexity and operating expenses as well as the availability to introduce new services quickly.
Nortel’s Global Services will provide full lifecycle services for the Rolls-Royce telephone network under a seven-year management services agreement. Rolls-Royce will transform its entire telephone network into a single, advance network providing VoIP services based on Nortel solutions including the Nortel Communication Server 1000 and Nortel CallPilot for unified voice, fax and e-mail accessible from any location, and Nortel mobility services. Nortel Global Services will also provide network design, integration, management and maintenance services to Suddenlink Communications, one of the 10 largest cable operators in the United States. Suddenlink will provide VoIP-based telephony services based on Nortel

PacketCable-qualified Communications Server 2000-Compact as the exclusive softswitch on their Suddenlink backbone.
Recent momentum in Nortel’s Government Solutions business includes selection by the U.S. Department of Homeland Security for program management, acquisition and administrative services to the U.S. Citizenship and immigration Service, and a contract for systems engineering and software development for ground systems with the U.S. National Oceanic and Atmospheric Administration.
Russia’s alternative telecommunications service provider Pride has launched ‘triple play’ voice, video and multimedia services with a newly deployed Metro Ethernet network from Nortel. The solution is based on Nortel’s Metro Ethernet portfolio and enables Pride to make available services such as IPTV with video on demand; VoIP; and high-speed Internet access.
Leading Next-Generation Solutions
Nortel has been selected to supply Verizon Wireless with one of the industry’s most advanced CDMA 1xEV-DO Revision A technology beginning in the third quarter of 2006. This upgrade will provide data speeds significantly faster than current capabilities and meet customer demand for more high-bandwidth, real-time wireless services such as VoIP, video telephony and advanced multimedia applications.
KTF, one of South Korea’s leading cellular providers, has launched a next-generation ultra high speed 3.5G wireless network in Seoul and cities across South Korea using wireless broadband technology from LG-Nortel. The network supports advanced handset capabilities including high-definition video, video chatting, messaging and remote monitoring.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Our next-generation technologies, for both service providers and enterprises, span access and core networks, support multimedia and business-critical applications, and help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people with information. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company specific assumptions: no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s restatements of its financial results; Nortel’s prices increasing at or above the rate of price increases for similar products in geographic regions in which Nortel sells its products; increase in sales to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; anticipated growth in sales to enterprise customers, including the full year impact to Nortel’s revenues from its acquisition of PEC Solutions, Inc., (now Nortel Government Solutions Incorporated); improvement in Nortel’s product costs due to favorable supplier pricing substantially offset by higher costs associated with initial customer deployments in emerging markets; cost reductions resulting from the completion of Nortel’s significant financial restatements and 2004 restructuring plan; a moderate increase in costs over 2005 related to investments in the finance organization and remedial measures related to Nortel’s material weaknesses in internal controls; increased employee costs relative to expected cost of living adjustments and employee bonuses offset by a significant reduction in executive recruitment and severance costs incurred in 2005; and the effective execution of Nortel’s strategy. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial guidance including: a modest growth rate in the gross domestic product of global economies in the range of 3.2% which is unchanged from the growth rate in 2005; global service provider capital expenditures in 2006 reflecting flat to low single digit growth as compared to low double digit growth in 2005; a general increase in demand for broadband access, data traffic and wireless infrastructure and services in emerging markets with the rate of growth in developed markets beginning to slow; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.
Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s restatements and related matters including: Nortel’s most recent restatement and two previous restatements of its financial statements and related events; the negative impact on Nortel and NNL of their most recent restatement and delay in filing their financial statements and related periodic reports; legal judgments, fines, penalties or settlements, or any substantial regulatory fines or other penalties or sanctions, related to the ongoing regulatory and criminal investigations of Nortel in the U.S. and Canada; any significant pending civil litigation actions not encompassed by Nortel’s global class action settlement; any substantial cash payment and/or significant dilution of Nortel’s existing equity positions resulting from the approval of its global class action settlement, or if such global class action settlement is not approved, any larger settlements or awards of damages in respect of such class actions; any unsuccessful remediation of Nortel’s material weaknesses in internal control over financial reporting resulting in an inability to report Nortel’s results of operations and financial condition accurately and in a timely manner; the time required to implement Nortel’s remedial measures; Nortel’s inability to access, in its current form, its shelf registration filed with the United States Securities and Exchange Commission (SEC), and Nortel’s below investment grade credit rating and any further adverse effect on its credit rating due to Nortel’s restatements of its financial statements; any adverse affect on Nortel’s business and market price of its publicly traded securities arising from continuing negative publicity related to Nortel’s restatements; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives; any breach by Nortel of the continued listing requirements of the NYSE or TSX causing the NYSE and/or the TSX to commence suspension or delisting procedures; (ii) risks and uncertainties relating to Nortel’s business including: yearly and quarterly fluctuations of Nortel’s operating results; reduced demand and pricing pressures for its products due to global economic conditions, significant competition, competitive pricing practice, cautious capital spending by customers, increased industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material and adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong or because of certain barriers in its efforts to expand internationally; any reduction in Nortel’s operating results and any related volatility in the market price of its publicly traded securities arising from any decline in its gross margin, or fluctuations in foreign currency exchange rates; any negative developments associated with Nortel’s supply contract and contract manufacturing agreements including as a result of using a sole supplier for key optical networking solutions components, and any defects or errors in Nortel’s current or planned products; any negative impact to Nortel of its failure to achieve its business transformation objectives; additional valuation allowances for all or a portion of its deferred tax assets; Nortel’s failure to protect its intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; changes in regulation of the Internet and/or other aspects of the industry; Nortel’s failure to successfully operate or integrate its strategic acquisitions, or failure to consummate or succeed with its strategic alliances; any negative effect of Nortel’s failure to evolve adequately its financial and managerial control and reporting systems and processes, manage and grow its business, or create an effective risk management strategy; and (iii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: the impact of Nortel’s most recent restatement and two previous restatements of its financial statements; any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of credit facility covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues and the provisions of its credit facilities; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and further declines in the market price of Nortel’s publicly traded securities, or any future share consolidation resulting in a lower total market capitalization or adverse effect on the liquidity of Nortel’s common shares. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K/A, Quarterly Report on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
**Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.
Nortel will host a teleconference/audio webcast to discuss Second Quarter 2006 Results.
TIME:     8:00 AM – 9:00 AM EDT on Thursday, August 3, 2006
To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	1-888-211-4395	http://www.nortel.com/q2earnings2006
International:	1-212-231-6007

Replay:
(Available one hour after the conference call)
North America:	1-800-383-0935	Passcode: 21300712#
International:	1-402-530-5545	Passcode: 21300712#
Webcast:	http://www.nortel.com/q2earnings2006

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Operations (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended			Six months ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
			As restated		As restated
Revenues	$2,744	$2,382	$2,619	$5,126	$5,008
Cost of revenues	1,678	1,474	1,485	3,152	2,862

Gross profit	1,066	908	1,134	1,974	2,146
Selling, general and administrative expense	596	595	588	1,191	1,166
Research and development expense	489	478	488	967	962
Amortization of intangibles	6	5	2	11	4
In-process research and development expense	16	—	—	16	—
Special charges	45	5	92	50	106
(Gain) loss on sale of businesses and assets	10	(35)	11	(25)	33
Shareholder litigation settlement (recovery) expense	(510)	19	—	(491)	—

Operating earnings (loss)	414	(159)	(47)	255	(125)

Other income — net	51	69	74	120	128
Interest expense
Long-term debt	(59)	(46)	(51)	(105)	(101)
Other	(11)	(24)	(1)	(35)	(4)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	395	(160)	(25)	235	(102)
Income tax benefit (expense)	(27)	(23)	9	(50)	(7)

	368	(183)	(16)	185	(109)
Minority interests — net of tax	1	9	(17)	10	(31)
Equity in net earnings (loss) of associated companies — net of tax	(3)	(2)	1	(5)	2

Net earnings (loss) from continuing operations	366	(176)	(32)	190	(138)
Net earnings (loss) from discontinued operations — net of tax	—	—	(1)	—	1

Net earnings (loss) before cumulative effect of accounting change	366	(176)	(33)	190	(137)
Cumulative effect of accounting change — net of tax	—	9	—	9	—

Net earnings (loss)	$366	$(167)	$(33)	$199	$(137)

Average shares outstanding (millions) — Basic	4,339	4,339	4,338	4,339	4,338
Average shares outstanding (millions) — Diluted	4,340	4,339	4,338	4,342	4,338

Basic and diluted earnings (loss) per common share
— from continuing operations	$0.08	$(0.04)	$(0.01)	$0.05	$(0.03)
— from discontinued operations	0.00	0.00	(0.00)	0.00	0.00

Basic earnings (loss) per common share	$0.08	$(0.04)	$(0.01)	$0.05	$(0.03)

Please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 including the Notes to the Unaudited Condensed Consolidated Financial Statements.

NORTEL NETWORKS CORPORATION
Condensed Consolidated Balance Sheets (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except for share amounts)

	June 30, 2006	March 31, 2006	December 31, 2005
ASSETS
Current assets
Cash and cash equivalents	$1,904	$2,695	$2,951
Restricted cash and cash equivalents	646	77	77
Accounts receivable — net	2,785	2,620	2,862
Inventories — net	2,035	1,984	1,804
Deferred income taxes — net	348	388	377
Other current assets	833	823	796

Total current assets	8,551	8,587	8,867

Investments	209	246	244
Plant and equipment — net	1,574	1,531	1,564
Goodwill	2,588	2,680	2,592
Intangible assets — net	205	166	172
Deferred income taxes — net	3,728	3,606	3,629
Other assets	971	1,025	1,044

Total assets	$17,826	$17,841	$18,112

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$1,065	$1,069	$1,180
Payroll and benefit-related liabilities	861	778	801
Contractual liabilities	258	297	346
Restructuring liabilities	111	84	95
Other accrued liabilities	4,517	4,384	4,200
Long-term debt due within one year	18	168	1,446
Loan Payable	—	1,300	—

Total current liabilities	6,830	8,080	8,068

Long-term debt	3,752	2,445	2,439
Deferred income taxes — net	107	109	104
Other liabilities	5,238	5,778	5,935

Total liabilities	15,927	16,412	16,546

Minority interests in subsidiary companies	738	754	780

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited;
Issued and outstanding shares: 4,339,368,770 as of June 30, 2006, 4,339,337,625 as of March 31, 2006 and 4,339,162,932 as of December 31, 2005	33,932	33,935	33,932
Additional paid-in capital	3,326	3,295	3,281
Accumulated deficit	(35,326)	(35,692)	(35,525)
Accumulated other comprehensive loss	(771)	(863)	(902)

Total shareholders’ equity	1,161	675	786

Total liabilities and shareholders’ equity	$17,826	$17,841	$18,112

Please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 including the Notes to the Unaudited Condensed Consolidated Financial Statements.

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Cash Flows (unaudited)
(U.S. GAAP; Millions of U.S. dollars)

	Three months ended			Six months ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
			As restated		As restated
Cash flows from (used in) operating activities
Net earnings (loss)	$366	$(167)	$(33)	$199	$(137)
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities from continuing operations, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	76	60	79	136	160
Non-cash portion of shareholder litigation settlement recovery	(510)	19	—	(491)	—
Non-cash portion of special charges and related asset write downs	—	—	2	—	2
Non-cash portion of in-process research and development expense	16	—	—	16	—
Equity in net (earnings) loss of associated companies	3	2	(1)	5	(2)
Stock option compensation	28	25	18	53	36
Deferred income taxes	38	16	4	54	12
Cumulative effect of accounting change	—	(9)	—	(9)	—
Net (earnings) loss from discontinued operations	—	—	1	—	(1)
Other liabilities	86	73	102	159	181
(Gain) loss on sale or write down of investments, businesses and assets	8	(34)	(10)	(26)	17
Other — net	183	103	30	286	(77)
Change in operating assets and liabilities	(402)	(262)	(82)	(664)	(344)

Net cash from (used in) operating activities of continuing operations	(108)	(174)	110	(282)	(153)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(78)	(99)	(70)	(177)	(124)
Proceeds on disposals of plant and equipment	2	87	10	89	10
Restricted cash and cash equivalents	(570)	3	8	(567)	9
Acquisitions of investments and businesses — net of cash acquired	(4)	(121)	(446)	(125)	(448)
Proceeds on sale of investments and businesses	81	30	84	111	167

Net cash from (used in) investing activities of continuing operations	(569)	(100)	(414)	(669)	(386)

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(13)	(18)	(10)	(31)	(24)
Increase in notes payable	23	4	18	27	38
Decrease in notes payable	(9)	(3)	(20)	(12)	(46)
Borrowings in loan payable	—	1,300	—	1,300	—
Repayments of long-term debt	(150)	(1,275)	—	(1,425)	—
Decrease in capital leases payable	(4)	(5)	(4)	(9)	(5)
Issuance of common shares	—	1	1	1	1

Net cash from (used in) financing activities of continuing operations	(153)	4	(15)	(149)	(36)

Effect of foreign exchange rate changes on cash and cash equivalents	39	14	(50)	53	(85)

Net cash from (used in) continuing operations	(791)	(256)	(369)	(1,047)	(660)
Net cash from (used in) operating activities of discontinued operations	—	—	(2)	—	34

Net increase (decrease) in cash and cash equivalents	(791)	(256)	(371)	(1,047)	(626)
Cash and cash equivalents at beginning of period	2,695	2,951	3,430	2,951	3,685

Cash and cash equivalents at end of period	$1,904	$2,695	$3,059	$1,904	$3,059

Please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 including the Notes to the Unaudited Condensed Consolidated Financial Statements.

NORTEL NETWORKS CORPORATION
Consolidated Financial Information (unaudited)
(U.S. GAAP; Millions of U.S. dollars)
Segmented revenues
The following table summarizes our revenue by segment for:

	Three months ended			Six months ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
			As restated		As restated
Revenues

Mobility and Converged Core Networks	$1,591	$1,426	$1,484	$3,017	$2,970
Enterprise Solutions and Packet Networks	1,068	871	1,074	1,939	1,952

Total reportable segments	2,659	2,297	2,558	4,956	4,922
Other	85	85	61	170	86

Total revenues	$2,744	$2,382	$2,619	$5,126	$5,008

Geographic revenues
The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended			Six months ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
			As restated		As restated
Revenues

United States	$1,114	$1,132	$1,371	$2,246	$2,590
EMEA (a)	894	631	666	1,525	1,339
Canada	139	159	168	298	280
Asia	449	301	284	750	548
CALA (b)	148	159	130	307	251

Total revenues	$2,744	$2,382	$2,619	$5,126	$5,008

(a)	Europe, Middle East and Africa

(b)	Caribbean and Latin America
Network Solutions revenues
The following table summarizes our external revenues by category of network solutions for each of our reportable segments for:

	Three months ended			Six months ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
			As restated		As restated
Revenues

Mobility and Converged Core Networks
CDMA solutions	$588	$514	$620	$1,102	$1,154
GSM and UMTS solutions	723	633	565	1,356	1,278
Circuit and packet voice solutions	280	279	299	559	538

	1,591	1,426	1,484	3,017	2,970

Enterprise Solutions and Packet Networks
Circuit and packet voice solutions	361	339	459	700	781
Optical networking solutions	326	250	304	576	541
Data networking and security solutions (a)	381	282	311	663	630

	1,068	871	1,074	1,939	1,952
Other	85	85	61	170	86

Total revenues	$2,744	$2,382	$2,619	$5,126	$5,008

(a)	Includes $186, $194 and $171 of revenue from our enterprise customers for the three months ended June 30, 2006 and 2005 and March 31, 2006, respectively, and $357 and $395 for the first half of 2006 and 2005, respectively.
Please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 including the Notes to the Unaudited Condensed Consolidated Financial Statements.